Exhibit 10.2

License Agreement

Status: 21 March 2024
Innovation Ref.: 01187V1

License Agreement

between

The DWI Leibniz Institute for Interactive Materials
for the Department Advanced Materials for Biomedicine
– hereinafter “Licensor” or “DWI” –

represented at the conclusion of the contract by RWTH Innovation GmbH, represented by its management, Campus Boulevard 57, 52074 Aachen,

and

CS Diagnostics Pharma GmbH, Müller-zu-Bruck-Straße 12, 83052 Bruckmühl
– hereinafter “Licensee” or “CS” –

The DWI and the Licensee are hereinafter also jointly referred to as the “Party/Parties.”

Contents

•	Preamble 3

•	§ 1 Subject Matter of the Agreement	3

•	§ 2 Contractual Products	3

•	§ 3 Granting of License	3

•	§ 4 License Fee	4

•	§ 5 Accounting and Payment of the License Fee	5

•	§ 6 Obligation to Exercise	6

•	§ 7 Approval	6

•	§ 8 Modification and Further Development of the Subject Matter of the Contract	7

•	§ 9 Application and Maintenance of Contractual Protective Rights / Waiver / Opt-out and/or Opt-in	7

•	§ 10 Warranty and Liability of the Licensor	8

•	§ 11 Joint Enforcement and Defense	9

•	§ 12 Confidentiality	10

•	§ 13 Term of the Contract	11

•	§ 14 Prohibition of Assignment	13

•	§ 15 Collateral Agreements, Written Form, Export Control, and Applicable Law	13

•	§ 16 Place of Performance and Jurisdiction	13

•	§ 17 Final Provisions	14

•	Annex 1 List of Contractual Protective Rights	16

Preamble

DWI, within the framework of its research and development work at the Department Advanced Materials for Biomedicine, has developed the invention entitled “Space-Gel; Spacer Hydrogel for Organ Shielding During Radiation Treatment of Prostate Carcinoma”, through the inventors Mr. Andreas Krüger (inventor share: 34%), Prof. Dr.-Ing. Laura de Laporte (inventor share: 33%), and Dr. rer. nat. Jens Köhler (inventor share: 33%) (DWI file reference: DW-LD015; hereinafter the “INVENTION”).

The INVENTION was reported to DWI on 11 January 2023 and claimed by DWI on 13 January 2023.

DWI is interested in commercial exploitation of the INVENTION and of any resulting or derived applications for intellectual property rights and intellectual property rights themselves (hereinafter collectively referred to as “TECHNOLOGY”) by way of a license grant.

CS, as a company engaged in consulting services, manufacturing, and distribution of medical devices, is interested in the commercial utilization of the TECHNOLOGY.

The terms and conditions of the future use of the TECHNOLOGY shall be governed by the following agreements between the Parties:

§ 1 Subject Matter of the Agreement

The subject matter of this Agreement consists of the contractual protective rights as set forth in Annex 1 of this License Agreement.

The subject matter further consists of any additional protective rights that arise from those listed in Annex 1 through nationalization, regionalization, or validation.

§ 2 Contractual Products

Contractual products within the meaning of this Agreement are all hydrogel spacers manufactured by the Licensee using the license to the subject matter of the contract.

§ 3 Granting of License

1.	The Licensor grants to the Licensee an exclusive, non-transferable license,

o	materially limited to the field of application of prostate cancer,

o	temporally limited to the duration of this Agreement, and

o	territorially limited to the territorial scope of the contractual protective rights, to manufacture and have manufactured, to offer, to place on the market, and to use the contractual products, and to possess them for these stated purposes, and to offer services relating to the contractual products subject to the aforementioned material, temporal, and territorial restrictions.

In the event that one or more contractual protective rights lapse in one or more of the countries included in the territorial scope, the exclusivity shall remain in effect until the last contractual protective right in that country expires or becomes invalid.

2.	The Licensor retains the right, alongside the Licensee, to use the contractual protective rights for teaching purposes and for internal as well as publicly funded research.

3.	The Licensee is entitled, with the consent of the Licensor, to grant sublicenses. The Licensee shall inform the Licensor of intended sublicenses.
If the Licensor does not object within two weeks of receipt of the relevant notification, consent to the granting of the sublicense shall be deemed given.
The Licensor may refuse consent only for important cause.

§ 4 License Fee

1.	The Licensee shall pay to the Licensor, as remuneration for the grant of license, ongoing sales-based license fees in accordance with the following scale.
The term sales refers to net sales prices.
The net sales price is the amount invoiced by the Licensee to its customers for each contractual product, less freight, packaging, insurance, taxes, and customs duties (commissions, discounts, risk surcharges, etc. shall not be deductible).

The claim arises upon delivery of the contractual products by the Licensee.
If the Licensee takes back contractual products already delivered, it remains obligated to pay the license fee already accrued.
Upon redelivery of such products, no additional license fee shall arise.

2.	The sales-based license fees amount to:

o	3% of the net sales price (as defined in paragraph 1) until the cumulative sales-based license fees paid reach EUR 400,000.00.

o	Once the cumulative sales-based license fees exceed EUR 400,000.00, the rate shall be 2.5% for the portion of sales exceeding EUR 400,000.00.

o	When the cumulative sales-based license fees exceed EUR 700,000.00, the rate shall further reduce to 2% for the portion exceeding EUR 700,000.00.

3.	A. In the case of granted sublicenses, the Licensee shall pay to the Licensor sales-based license fees equal to 50% of the revenues received from sublicensing.

B. For sublicenses granted to affiliated companies (within the meaning of §15 of the German Stock Corporation Act — Aktiengesetz), the license fees under § 4(1) and (2) shall be calculated on the basis of the revenues generated by the sublicensee.
License fees paid to the Licensor shall be credited toward the Licensee’s total sales-based license fees.

4.	The Licensee shall pay to the Licensor, as compensation for the development work performed, a one-time lump-sum payment independent of sales in the amount of EUR 15,000.00 (fifteen thousand euros).
This amount shall become due upon execution of the Agreement.
It shall not be refundable, even in the event of early termination of the Agreement.
It shall not be credited against ongoing license fees.

5.	The Licensee additionally undertakes, for the duration of this Agreement, to pay an annual minimum license fee in the amount of EUR 2,500.00 (two thousand five hundred euros).
The minimum license fee shall be due on February 1 of each year for the preceding year.
Payments already made under § 4(1)–(3) shall not be credited against the minimum fee.

6.	All payments under § 4 shall be denominated in euros, and shall be exclusive of applicable taxes and duties.
Should payments under this Agreement become subject to value-added tax (VAT) pursuant to § 2b of the German VAT Act (Umsatzsteuergesetz), the Licensee shall pay the applicable VAT in addition to the agreed remuneration.
Invoices issued in foreign currency shall be converted to euros at the buying rate valid at the Frankfurt Stock Exchange on the date of invoicing.
Any (bank) charges for payments from abroad shall be borne by the Licensee.

7.	Should a third party assert prior user rights in respect of one or more contractual protective rights, the Licensee’s obligation to pay the license fee shall remain unaffected.

§ 5 Accounting and Payment of the License Fee

1.	The accounting period shall be the calendar year.
The accounting statement shall include complete information on sales achieved in the calendar year pursuant to § 4(1) and (2), as well as all quantities of contractual products delivered to customers during that calendar year, and the names and addresses of customers.
The Licensee shall submit the accounting statement in text form at the end of January each year for the preceding calendar year.
If no sales were made during an accounting period, the Licensee shall notify the Licensor in text form accordingly.

2.	The license fee resulting from the accounting statement shall be paid within 30 days of receipt of the corresponding invoice issued by the Licensor.

3.	In the event of late payment, the outstanding amounts shall bear interest at 9 percentage points above the base interest rate.

4.	If the Licensor has given consent to the granting of sublicenses, the Licensee shall provide the Licensor with an accounting of the sublicensees’ sales as described in paragraph 1, and shall pay the resulting license fees to the Licensor in accordance with § 4(3).

5.	The Licensee shall maintain books and records of the sales of contractual products and revenues, keeping such documentation separate from other company records.
The same shall apply to the sublicensees’ revenue data.
The Licensor shall be entitled, at reasonable intervals, and up to one year after termination of the Agreement, to inspect all books, accounts, invoices, and other documents directly or indirectly relating to license fee accounting, and to have them audited by an independent tax advisor or auditor bound to confidentiality toward the Licensee.
These rights shall also extend to the sublicensees.
The costs of such audits shall be borne by the Licensee.

§ 6 Obligation to Exercise

The Licensee shall exercise the license right and use best efforts to commercialize the contractual products.
Commencement of production is targeted by December 31, 2030.
The Licensee shall provide the Licensor with proof in text form of the commencement of production no later than four weeks after production begins.
If production has not commenced by the specified date, the Licensor shall have the right under § 13(3)(c) of this Agreement.

7 Approval

The Licensee is hereby informed that, in certain countries belonging to the territorial scope of the contractual protective rights, the contractual products may not be placed on the market without approval from the relevant authorities.

Such approvals do not currently exist.
It shall be the responsibility of the Licensee to initiate and obtain such approvals from the competent authorities in the respective countries and to only place the contractual products on the market in each respective country once the required approvals have been granted.

The Licensee shall notify the Licensor of the submission of an approval application by sending a copy of the application.

The Licensor shall support the Licensee within the framework of the approval procedure.
However, the Licensor assumes no liability for obtaining such approvals in any of the countries included in the contractual territory.

§ 8 Publications

The Licensor alone shall be entitled to scientific publication.
No prior coordination or agreement with the Licensee shall be required.

§ 9 Application and Maintenance of the Contractual Protective Rights / Waiver / Opt-out and/or Opt-in

1.	A. The Licensor shall, during the term of this Agreement, maintain the contractual protective rights in consultation with the Licensee and, upon the Licensee’s request, shall undertake subsequent filings and nationalizations, regionalizations, or validations.
All costs associated with the application and maintenance of the contractual protective rights and any subsequent filings, nationalizations, regionalizations, or validations shall be borne by the Licensee.

The Licensor shall issue the corresponding invoices in order to obtain reimbursement of costs from the Licensee.
The Licensee shall settle the invoice within 30 days from the date of issue by the Licensor.

B. The Licensee shall have control over the proceedings and may decide, in this connection, whether and to what extent the contractual protective rights are to be continued and/or whether limitations of the scope of protection are to be made.

Subsequent filings or validations that the Licensee does not wish to undertake shall not be considered contractual protective rights and may be executed independently and at the Licensor’s own expense.

2.	The Licensee may have the application and maintenance of the contractual protective rights handled by a law firm of its choice.
The Licensor shall, upon request of the Licensee, engage such law firm.
Should the Licensor intend to waive one or more of the contractual protective rights, whether in whole or in part, it shall first offer such rights to the Licensee for assumption.

3.	The Licensor shall be entitled to sell or transfer the contractual protective rights to third parties.
In such a case, the Licensor shall ensure that all rights and obligations arising from this License Agreement are assumed by the third party.
Furthermore, the Licensor shall be obliged to notify the Licensee of the name and address of the purchaser of the contractual protective rights.

4.	The declaration of an Opt-out pursuant to Article 83(3) of the Agreement on a Unified Patent Court shall be exclusively reserved for the Licensor.
The same shall apply for the declaration of an Opt-in pursuant to Article 83(4) of the same Agreement.

§ 10 Warranty and Liability of the Licensor

1.	The Licensor declares that it has the sole right of disposal over the contractual protective rights.

2.	The Licensee is aware of the technical characteristics of the contractual protective rights.
The Licensor provides no warranty for possible material or legal defects of the products resulting from the contractual protective rights.
Corresponding warranty or rescission rights of the Licensee are excluded.
The Licensor further makes no assurance that the contractual protective rights are free of defects, technically useful, or commercially exploitable.

3.	The Licensor accepts no liability for the legal validity of the contractual protective rights and any resulting applications or intellectual property rights.

4.	The Licensor is not aware of any third-party rights conflicting with the contractual protective rights.
However, the Licensor gives no guarantee that the use of the contractual protective rights will not infringe upon third-party rights, and therefore assumes no liability that the use of the contractual protective rights does not interfere with third-party intellectual property.
The Licensor is likewise unaware of any prior user rights of third parties, for the absence of which it accepts no liability.

Nevertheless, the Licensor assures that it is not aware of any circumstances that could jeopardize the existence or exploitation of the contractual protective rights, particularly that:

o	no prior art detrimental to novelty is known to it, and

o	no prior user rights of third parties or other dependencies preventing unrestricted use are known.

The Licensor also confirms that, up to the time of signing this Agreement, it is not aware of any third party having applied for or announced or threatened revocation or cancellation of the contractual protective rights.

5.	The Licensor has not conducted any search for prior rights (Schutzrechtsrecherche) or Freedom-to-Operate (FTO) analysis. The Licensor is under no obligation to conduct such searches.

6.	The Licensor assumes no liability for the technical usability or performance of the contractual products.
The Licensee alone shall be responsible for the proper manufacture of the contractual products, as well as for the accuracy of assembly and operating instructions.
The Licensee is obligated to indemnify and hold harmless the Licensor against any claims arising from product liability or manufacturer liability.

7.	Apart from the foregoing, liability for minor negligent breaches of duty is excluded.

8.	Liability for grossly negligent breaches of duty shall be limited in amount to the contractually typical and foreseeable damages at the time of contract conclusion.

9.	Liability for indirect damages, in particular consequential damages and lost profits, is excluded.

10.	The liability exclusions and limitations stated above shall not apply to damages resulting from injury to life, body, or health, or to claims under the Product Liability Act, nor to essential contractual obligations (cardinal obligations).

The Parties agree that the cardinal obligations of this Agreement are exhaustively set forth in §§ 1–5.
In the event of a breach of cardinal obligations due to slight negligence, liability shall be limited to the contractually typical and foreseeable damages at the time of contract conclusion.

11.	The above limitations or exclusions of liability shall not apply where they concern damages resulting from injury to life, body, or health, or claims under the Product Liability Act, nor shall they apply to breaches by vicarious agents (Erfüllungsgehilfen).

12.	Unless DWI is liable for intentional misconduct, any claims by the Licensee arising from breach of duty or tort shall expire within one (1) year from the statutory commencement of the limitation period.

§ 11 Joint Enforcement and Defense

1.	In the event of infringement of the contractual protective rights by a third party, the following shall apply:

a) Each Party shall inform the other Party of any infringement of the contractual protective rights that becomes known to it.

b) In the event of infringement of one or more contractual protective rights, the Licensor shall have the primary right to take action against the infringer.
The Licensee shall be obligated to provide the Licensor with all information and assistance necessary for the enforcement of claims.

c) The allocation of costs for legal enforcement shall be determined in consultation between the Parties.

d) If the Licensor receives proceeds from damages or settlements paid by the infringer, it shall remit such proceeds to the Licensee in proportion to the cost contribution.

e) Should the Licensor waive its right to pursue enforcement, it shall inform the Licensee thereof.
In that case, the Licensee shall be entitled to take action against the infringer at its own expense.
The same shall apply if the Licensor, after a reasonable period, beginning from the point when all relevant circumstances are known, has not initiated legal action.
In such cases, damages received from the infringer shall accrue solely to the Licensee.

2.	The Licensor shall defend the contractual protective rights against third-party challenges, such as actions for nullity and/or cancellation requests, on its own behalf and in consultation with the Licensee.
The allocation of costs shall be agreed between the Parties.
The Licensee’s obligation to pay license fees remains unaffected.

3.	If the Licensee is attacked by third parties for infringement of intellectual property rights as a result of using the contractual protective rights, it shall immediately notify the Licensor and provide the Licensor with the opportunity to participate in any potential litigation.
The Licensor shall not, however, be obligated to do so.
Nonetheless, the Licensor shall assist the Licensee in conducting such litigation.
The costs shall be borne by the Licensee.

§ 12 Confidentiality

1.	The Parties mutually undertake to maintain confidentiality regarding all information and knowledge exchanged or to be exchanged before or during the term of this Agreement, as well as knowledge acquired concerning the principles, methods, manufacture, new developments, improvements, and other details relating to the contractual products and operational processes concerning the performance of the contract — even if such information is not explicitly designated as secret or confidential.
This shall not apply where disclosure is necessary to obtain official authorizations or approvals, or if the Licensor is legally required to disclose such information by law or by judicial and/or regulatory order.

2.	The obligation of confidentiality shall not extend to information for which the Licensee can prove that such information was already publicly known without its involvement at the time of conclusion of this Agreement, or that it was made public by third parties.
It also shall not extend to information already in possession of the Licensee prior to disclosure by the Licensor.
In such a case, the Licensee shall immediately notify the Licensor that such information was already known in whole or in part, and shall provide appropriate evidence thereof.

3.	The Licensee may make the information accessible only to such employees for whom knowledge thereof is indispensable for the manufacture of the contractual products.

4.	The Licensee shall impose this confidentiality obligation on all of its employees and external third parties who, by virtue of their activities, may gain knowledge of the contractual product capable of being utilized.
This confidentiality obligation shall, to the extent legally permissible, also be imposed on employees for the period following termination of their employment contract, and shall be secured by a contractual penalty clause.

5.	The obligation of confidentiality shall remain in effect for a period of five years beyond the term of this Agreement.

§ 13 Term of the Contract

1.	This Agreement shall enter into force upon the final signature by both Parties.

2.	The Agreement shall initially have a term until 31 March 2029.
The Agreement shall be automatically extended unless it is terminated by the Licensee by 30 September 2028.
If no termination occurs, the Agreement shall expire upon the expiration of the last contractual protective right.

3.	Notwithstanding the foregoing, each Party shall have the right to terminate the Agreement without notice for good cause. The Parties agree that good cause shall exist in particular if:

a) The Licensee fails to submit the required applications for approval of the contractual products under § 7;
b) The Licensee is in default for more than three months with accounting and/or payment of license fees, despite a reminder and a written grace period of six weeks;
c) The Licensee, despite warning and a written grace period of six months, fails to fulfill its obligation to exercise the license and commence production under § 6, or later suspends exercise of the license for a period of six months;
d) Either Party, despite warning and a reasonable grace period, violates other essential contractual obligations;
e) The majority shareholding structure of either Party changes in such a way that more than 50% of the voting rights are held by another participant, and as a result of the changed ownership, it is unreasonable for the other Party to continue the Agreement.
A merely indirect change in ownership in the Licensee shall not generally justify termination.

4.	In the event of termination of the Agreement pursuant to paragraph 3, the Licensee shall no longer be entitled, upon the effectiveness of termination, to sell or deliver already produced contractual products.

5.	Upon termination pursuant to paragraph 3, the Licensee shall return to the Licensor all documents concerning the contractual products received from the Licensor at the beginning and during the term of this Agreement.

6.	In the event of termination by DWI, DWI shall assume the Licensee’s position in any existing sublicense agreements and continue them with the sublicensees.
The Licensee hereby declares its consent to the transfer of all contractual rights and obligations arising from sublicenses to DWI, and DWI accepts this transfer.
The Parties agree that DWI’s obligation to assume shall apply only to sublicenses that solely concern the subject matter of this Agreement.

Mixed contracts, such as sublicenses combined with service and/or production agreements or similar contracts, shall not be affected.
Such contracts with sublicensees or third parties shall end upon termination of this Agreement.
The Licensee shall ensure that this is stipulated in its sublicense or third-party agreements by including appropriate provisions.

In the event of termination by the Licensee, DWI shall not assume any sublicense agreements.
These agreements shall end upon termination of this Agreement.
The Licensee must also provide corresponding clauses in its sublicense or third-party contracts.

7.	Payments already made under this Agreement shall remain unaffected by termination.

8.	Any termination of this Agreement shall be effective only in written form and must be delivered by registered mail.

§ 14 Prohibition of Assignment

This Agreement and the rights and obligations regulated herein may not be transferred by either Party to third parties without the consent of the other Party.
§ 9 paragraph 3 shall remain unaffected.

§ 15 Collateral Agreements, Written Form, Export Control, and Applicable Law

1.	No collateral agreements have been made.

2.	General terms and conditions of the Licensee shall not form part of this Agreement, even if known, unless their validity has been expressly agreed to in writing.

3.	Amendments and supplements to this Agreement must be made in writing in order to be legally effective.
This also applies to any waiver of the written form requirement itself.
The primacy of individual agreements (§ 305b German Civil Code, BGB) shall remain unaffected.

4.	The Licensee is aware that the contractual protective rights may be subject to export control regulations of the Federal Office for Economic Affairs and Export Control (Bundesamt für Wirtschaft und Ausfuhrkontrolle).
Any transfer of contractual protective rights abroad, in any form — such as granting licenses, sale of the contractual protective rights, or publication, as well as the transfer of products manufactured on the basis of the contractual protective rights — may be subject to export control.

5.	This Agreement shall be governed by the laws of the Federal Republic of Germany, to the exclusion of conflict of laws rules and the United Nations Convention on Contracts for the International Sale of Goods (CISG).

6.	The Annexes form an integral part of this Agreement.
In the event of an unintentional discrepancy between the provisions of this Agreement and those of the Annexes, the provisions of this Agreement shall prevail.

§ 16 Place of Performance and Jurisdiction

1.	The place of performance shall be Aachen.

2.	The Parties shall at all times engage in discussion and exchange regarding all questions and disagreements in connection with this Agreement.
Should an amicable settlement fail, the Parties agree that the exclusive place of jurisdiction for all legal disputes arising from or in connection with this Agreement shall be Aachen.

§ 17 Final Provisions

1.	Should any provision of this Agreement be or become invalid or unenforceable, the validity of the remaining provisions shall not be affected.

2.	The invalid or unenforceable provision shall be replaced by a provision that is legally permissible and that most closely reflects the intent of the original provision.

3.	The same shall apply in the event of a gap in the Agreement.

Signatures

For DWI	For CS

RWTH Innovation GmbH	CS Diagnostics Pharma GmbH

Aachen, __________	Bruckmühl, __________

Dr. rer. nat. Jörg von Appen	Thomas Fahrhöfer

Aachen, __________

ppa. Ramona Steininger

For the Department Advanced Materials for Biomedicine

Prof. Laura de Laporte

Annex 1 – List of Contractual Protective Rights

Country	Title / Keyword	Filing Date	File Reference

—	Invention: SpaceGel – Spacer Hydrogel for Organ Shielding During Radiation of Prostate Carcinomas	Reported on 11.01.2023; Claimed on 13.01.2023	(DWI-LD015)

DE	A System for the Production of a Degradable Hydrogel	29.03.2023	DE10 2023 108 039.3